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                                                                    Exhibit 99.2


                    CONNECTINC.COM CLOSES PRIVATE PLACEMENT
        FUNDING TO PROVIDE CAPITAL TO MEET NASDAQ LISTING REQUIREMENTS


     MOUNTAIN VIEW, CALIF., JANUARY 22, 1998 -- ConnectInc.com (Nasdaq: CNKT) announced the closing today of its private placement of common stock (as previously reported on January 20, 1999). With the gross proceeds of approximately $4.0 million from the financing, ConnectInc.com's net tangible assets (total assets excluding goodwill minus total liabilities) would be approximately $6.0 million on a pro forma basis. Accordingly, ConnectInc.com has advised Nasdaq that the Company's net tangible assets now exceed the minimum level of $4.0 million required for continued listing on the Nasdaq Stock Market.

     Noting that ConnectInc.com was also recently selected to join the IBM Solution Developer Program, CEO Craig Norris commented, "We have established three separate but highly synergistic strategies to position ConnectInc.com for growth. First, we will seek to grow organically by continuing to provide quality solutions and services to our new and existing customers. Second, we have just inaugurated our "Connected Corporation Affinity Program" where we will pursue additional alliances with leading companies like IBM to provide technical intellectual property for our solutions or additional sales muscle or both. Third, we are looking for quality companies to acquire who bring either solution capability or technical intellectual property above and beyond what we have."

     "This financing will help us to expand our business in each of these areas. It is a significant step toward our goal of establishing ConnectInc.com as the premier e-business solutions provider for companies who mean business on the Internet. In addition, we believe that continued listing on the Nasdaq Stock Market provides additional prestige for the Company and enhanced liquidity for our stockholders," he added.

     ABOUT CONNECTINC.COM

     ConnectInc.com provides integration solutions to enable Internet-based electronic commerce and build the "Connected Corporation" from any link in the emerging network supply chain. ConnectInc.com's Web time-driven professional services enable Connected Corporations to build open, multi-vendor e-business solutions that allow them to compete effectively in the digital economy using best-of-breed technologies. For more information, telephone 800-262-2638 or access the ConnectInc.com's World Wide Web site at http://www.connectinc.com.
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     Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ConnectInc.com, or industry results, to be materially different from any future results, performance or achievements expressed or implied

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by such forward-looking statements. Such factors include, among others: there is no assurance that the Company will successfully consummate alliances with additional leading technology companies, or that any such alliance will benefit the Company; there is no assurance that the Company will successfully identify quality acquisition candidates or consummate beneficial acquisitions; potential dilution to stockholders; possible volatility of stock price and lack of liquidity; government regulation and legal uncertainties; and other factors referenced in ConnectInc.com's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

     On December 14, 1999, the Company announced that it would conduct business under the name of "ConnectInc.com." The Company's stockholders will consider a proposal to officially change the Company's name from "Connect, Inc." to "ConnectInc.com" at the Company's upcoming annual meeting, which is currently scheduled to be held in mid-1999.

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